FUND SERVICES AGREEMENT

This agreement, dated September 7, 2023 (this “Agreement”), is between the parties listed in Annex I (each individually, the “Customer”), and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) with a place of business at 70 Fargo Street, Boston, MA 02210.

In the event of the establishment of one or more new funds with respect to which it is desired to have J.P. Morgan render the services under this Agreement, the parties shall mutually agree whether to make such new fund a Customer hereunder pursuant to Section 2.6(d). Any such new fund must satisfy J.P. Morgan’s customary know-your-client, credit and operational requirements and any policy or other requirement reasonably designed to comply with Applicable Law before it is added as a Customer under the Agreement. Upon agreement to add such new fund as a Customer, Annex I will be updated by the parties in accordance with Section 2.6(d).

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1.	Intention of the Parties.

(a)	The Customer is an open-end management investment company registered under the Investment Company Act of 1940 (as amended) (the” 1940 Act”), with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in the funds’ Registration Statement, as amended from time to time.

(b)	The Customer wishes to appoint J.P. Morgan as its administrator to provide services to the Customer, as described hereinafter, for the period and on the terms set forth in this Agreement.

(c)	J.P. Morgan has agreed to provide such services to the Customer in accordance with this Agreement. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement. The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.

1.2.	Definitions; Interpretation.

(a) Definitions

As used herein, the following terms have the meaning hereinafter stated:

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any Account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

“Applicable Law” means any applicable statute, treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer in the form as provided by J.P. Morgan (or by written notice in the form as provided by J.P. Morgan from any agent designated by the Customer, including the Investment Adviser) to act on behalf of the Customer under this Agreement, any person who has received a User Code from Customer, or any person authorized by Customer to receive a User Code from J.P. Morgan. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Cash Account” means any cash account established and maintained by J.P. Morgan pursuant to a custody agreement or deposit account agreement in the name of the Customer (or in another name requested by the Customer) for any and all cash in any currency received by or on behalf of the J.P. Morgan for the account of the Customer.

“Confidential Information” means all non-public information concerning the Customer which J.P. Morgan receives in the course of providing Services under this Agreement. Nevertheless, the term Confidential Information does not include (i) information that is or becomes available to the general public other than as a direct result of J.P. Morgan’s breach of the terms of this Agreement, (ii) information that J.P. Morgan develops independently without using the Customer’s confidential information, (iii) information that J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to the Customer with respect to that information, or (iv) information that the Customer has designated as non-confidential or consented be disclosed.

“Dependencies” has the meaning set forth in Section 2.1(f).

“Governing Documents” means, as applicable, the certificate of incorporation, bylaws, memorandum of association and articles of association, certificate of formation, limited partnership agreement, limited liability company agreement, investment management agreement or other governing documents of the Customer, as amended from time to time.

“Information Provider” means any person (including a J.P. Morgan Affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market reference data derivative prices, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan in connection with the Services (including index return providers, security characteristics providers, and value-at-risk providers).

“Instruction” means an instruction, whether or not in fact authorized, that has been verified in accordance with the Security Procedure or, if no Security Procedure is applicable, that J.P. Morgan believes in good faith to have been given by an Authorized Person.

“Intellectual Property Rights” means any and all rights arising under or deriving from any patent. copyright, trademark, trade secret or other form of intellectual property in the United States and throughout the world, including any application or right to apply for registration of, or assert or waive, any such rights.

“Investment Adviser” means any person or entity appointed as investment adviser, investment manager, general partner, or managing member of the Customer, or in a similar capacity, in accordance with the Governing Documents.

“Investment Decisions” means decisions in relation to buying, selling or holding any investment, engaging or removing an investment manager, emulation, rebalancing, asset allocation, hedging, treasury or risk management, or any other trading or investment decision.

“J.P. Morgan Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan.

“J.P. Morgan Indemnitees” means J.P. Morgan, J.P. Morgan Affiliates, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s own income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred).

“Offering Documents” means, as applicable the Registration Statement, prospectus, offering memorandum, statement of additional information, and any other offering documentation of the Customer as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A of the Customer, filed under the Securities Act of 1933 (as amended) and the Investment Company Act of 1940 (as amended), as amended or supplemented, updated or amended from time to time.

“Reports” means the reports, information, or data provided by J.P. Morgan in connection with the provision of the Services.

“Security Procedure” means the applicable security procedure to be followed by the Customer (and its Authorized Persons) and/or by J.P. Morgan, so as to enable J.P. Morgan to verify that an instruction is authorized. The applicable Security Procedure for different types of instructions may be set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon notice to the Customer. A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities. For the avoidance of doubt, a SWIFT message issued in the name of the Customer through any third party utility that J.P. Morgan has approved as a utility through which Instructions may be provided hereunder shall be deemed to have been verified through a Security Procedure.

“Services” means the services and Reports provided to each Customer as described in Schedule 1 to this Agreement (as amended, supplemented or modified from time to time), and as may be modified with respect to any particular Customer in Annex I.

“Shareholder” means a holder of Shares.

“Shares” means the securities (as defined in the Securities Act of 1933 (as amended)) issued by the Customer.

“Underlying Funds” has the meaning set forth in Section 5.1(b).

“User Code” means a passwords digital certificate, identifier (including biometric identifier), security device, algorithm, encryption or other similar method used by the Customer or an Authorized Person to access J.P. Morgan’s systems, applications or products or to issue Instructions to J.P. Morgan.

(b) Interpretation

(i)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.

(ii)	Unless otherwise expressly stated to the contrary herein, references to Sections are to Sections of this Agreement and references to paragraphs are to paragraphs of the Sections in which they appear.

(iii)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa) use of the term “including” shall be deemed to mean “including but not limited to” and references to appendices and numbered sections shall be to such addenda and provisions herein.

(iv)	Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time to time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

(v)	The Schedules, Appendices and Annexes to the Agreement are incorporated herein by reference and form part of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement. If and to the extent that there is an inconsistency between the terms of the body of the Agreement and its Schedules, Appendices and Annexes, the terms of the body of the Agreement shall prevail unless expressly stated otherwise.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1.	The Services.

(a)	The Customer hereby appoints, and beginning on the effective date indicated in the preamble of this Agreement, J.P. Morgan agrees to act as administrator of and to provide the Services to the Customer in accordance with and subject to the terms of this Agreement.

(b)	In providing the Services, J.P. Morgan is performing an administrative function for the Customer and is acting solely as agent for the Customer and not as a fiduciary for the Customer, the Investment Adviser, any Shareholder or any other third party with respect to the Services, even if J.P. Morgan or a J.P. Morgan Affiliate separately acts in a fiduciary capacity with respect to the Customer. The Customer is responsible for determining that the Services are appropriate for the Customer’s use.

(c)	The Customer acknowledges that J.P. Morgan is not making any recommendation or providing any legal, tax or investment advice in providing the Services. The Customer agrees that the provision of Reports by J.P. Morgan will not be taken in any way to constitute advice from J.P. Morgan as to any matter including Investment Decisions.

(d)	The Customer acknowledges and agrees (i) that J.P. Morgan will make use of various calculation methodologies and assumptions in performing the Services and preparing the Reports, (ii) that it has had an opportunity to make inquiries regarding such methodologies and assumptions, (iii) to J.P. Morgan’s use of such methodologies and assumptions in preparing the Reports and performing the Services, whether or not the Customer availed itself of the opportunity to make inquiries, and (iv) that J.P. Morgan may rely on such methodologies and assumptions for the valuation of holdings, and that any such valuation is an indicative value and does not indicate the actual terms on which the holding could be liquidated.

(e)	The Customer agrees that J.P. Morgan’s ability to provide the Services and comply with the terms of this Agreement is dependent upon the performance of actions or obligations by the Customer or the Investment Adviser, or by any person (other than J.P. Morgan) (the “Dependencies”). In any period during which the Dependencies are not met, the parties will cooperate to ensure that such period is kept as short as reasonably possible and J.P. Morgan will use commercially reasonable efforts to provide the Services, provided that J.P. Morgan shall not be obliged to incur additional costs to do so. The Dependencies are as follows:

(i)	the Customer or the Investment Adviser performing any responsibility set forth in any service-level document or any other documents agreed to between the parties from time to time;

(ii)	the Customer, the Investment Adviser and other service providers of the Customer or the Investment Adviser whose cooperation is reasonably required in order for J.P. Morgan to provide the Services, providing such cooperation, information, documentation, data, notice and Instructions to J.P. Morgan promptly, accurately, adequately and completely and in accordance with any agreed formats or timelines to allow J.P. Morgan to provide the Services;

(iii)	any information provided to J.P. Morgan by or on behalf of the Customer or the Investment Adviser, or which was prepared or maintained by the Customer or Investment Adviser, or any third party (other than a sub-contractor of J.P. Morgan) on their behalf, being authorized, accurate and complete;

(iv)	the continuation in force of all agreements between the Customer or the Investment Adviser, as applicable, and any third party provider, upon which J.P. Morgan relies in providing the Services and which are not being provided by a J.P. Morgan Affiliate;

(v)	any warranty, representation, covenant or undertaking made by the Customer under this Agreement being and remaining true and correct at all times;

(vi)	communications systems in respect of activities which interface with the Services being and remaining fully operational (whether such systems are operated by the Customer, the Investment Adviser or a third party (as instructed by the Customer or the Investment Adviser));

(vii)	markets on which the Customer’s securities or derivatives are traded are operating normally, and no cessation or suspension of trading of any securities or derivatives held by the Customer on any market;

(viii)	any information provided to J.P. Morgan by any Information Provider being accurate and complete; and

(ix)	any data that is transitioned to J.P. Morgan prior to the time it begins to provide the Services being accurate and complete.

2.2.	No Duty to Monitor Compliance.

Each party hereto acknowledges J.P. Morgan, in its capacity as the provider of any of the Services, does not have any obligation or duty to monitor or enforce the compliance of the Customer, its Authorized Persons, the Investment Adviser or any other third party with any restriction or guideline imposed on the Customer or the Investment Adviser by the Governing Documents, Offering Documents, or any other document, or by law or regulation or otherwise with regard to the Customer or the Investment Adviser.

2.3.	No Responsibility for Tax Returns.

While J.P. Morgan may provide the Customer with information regarding taxable events in the United States in relation to the Customer, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Customer, the Investment Adviser, or the Shareholders.

2.4.	Access to J.P. Morgan’s Records.

(a)	J.P. Morgan will, upon reasonable written notice, allow the Customer and the Investment Adviser (and/or the Customer’s auditors and independent public accountants and appropriate regulatory authority if required for their examination of books and records pertaining to the Customer’s affairs) reasonable access during regular business hours to the records of J.P. Morgan relating to the Customer.

(b)	The Customer shall reimburse J.P. Morgan for the reasonable cost of copying, collating and researching archived information (as may be mutually agreed upon at the time).

(c)	J.P. Morgan will maintain complete, accurate and auditable records pertaining to this Agreement as required by Applicable Law applicable to J.P. Morgan in its capacity as provider of the Services. All such books and records maintained by J.P. Morgan shall be maintained in a form acceptable under Applicable Law as it applies to J.P. Morgan in its capacity as provider of the Services. Subject to Section 2.4.(b), during the term of this Agreement and for a period of at least three (3) years after the termination of this Agreement, J.P. Morgan will, upon reasonable written notice, allow the Customer reasonable access during normal working hours to the records of J.P. Morgan relating to the Services.

(d)	Within 30 days of receiving the Customer’s request, J.P. Morgan will send to the Customer a copy of J.P. Morgan’s Service Organizational Control (SOC) 1 reports (or any successor reports) prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16). In addition, from time to time as requested, J.P. Morgan will furnish the Customer a “gap” or “bridge” letter that will address any material changes that might have occurred in J.P. Morgan’s controls covered in the SOC Report from the end of the SOC Report period through a specified requested date.

(e)	If, as a result of a review of J.P. Morgan’s records pertaining to the Services, a party believes the Customer has been overcharged or undercharged for a Service, such party shall notify the other and a request a joint review of the relevant records, to determine whether an overcharge or undercharge has occurred, its extent and agree on a reconciliation plan which may, but is not required to and will not necessarily, include a credit against future charges.

2.5.	Compliance with Laws and Regulations.

(a)	J.P. Morgan will, in the performance of the Services, comply with Applicable Law that applies to J.P. Morgan in its provision of the Services. The Customer shall comply with Applicable Law in the United States and in each jurisdiction that the Customer conducts business or offers Shares, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Customer.

(b)	J.P. Morgan is not responsible and shall not be liable for any Liabilities incurred or suffered by any person, whether on their own account or for the account of the Customer, as a result of the failure of the Customer, its Authorized Persons, the Investment Adviser or any other third party to comply with the Applicable Laws of any country or jurisdiction in which Shares are offered.

(c)	J.P. Morgan shall obtain and maintain all necessary approvals, licenses, consents, permits or authorizations of any person or entity, or any notice to any person or entity, the granting of which is required by Applicable Law applicable to J.P. Morgan for the provision of the Services.

(d)	J.P. Morgan will promptly disclose the occurrence of any material compliance violations of any Applicable Law by J.P. Morgan (directly or through a J.P. Morgan affiliate or subcontractor) in the course of performing the Services which has materially impacted J.P. Morgan’s ability to provide Services under this Agreement, provided J.P. Morgan becomes aware of such material violation. J.P. Morgan shall reasonably cooperate with a Customer in the exercise of their oversight responsibilities under Rule 38a-1 of the 1940 Act with respect to J.P. Morgan in its role as administrator to a Customer.

2.6.	Change Control.

(a)	If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services) (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the other party, specifying in as much detail as is reasonably practicable the nature of the Change. A Change Request, and any related changes to the fees, also may be submitted to document a Change that was previously agreed to or performed by J.P. Morgan.

(b)	Promptly following the receipt of a Change Request, the parties shall agree in writing whether to implement the Change Request, whether implementation of the Change Request should result in a modification of the fees contemplated by Section 4.1, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request. If J.P. Morgan submits a Change Request and if such Change Request results in additional costs or expenses to the Customer, the parties shall agree in writing whether implementation of such Change Request should result in a fee credit or reimbursement for such costs or expenses affecting the Customer.

(c)	If a change to Applicable Law requires a Change, the parties shall follow the processes set forth in this Section to initiate a Change Request. If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, J.P. Morgan shall be entitled to propose an appropriately reasonable increase in the fees. Any such increase in fees shall be subject to the parties’ mutual consent. For the avoidance of doubt, J.P. Morgan shall not be required to implement a Change required by Applicable Law, and may cease to provide the affected Service, unless both parties have agreed on the relevant fees. J.P. Morgan shall bear its own costs with respect to implementing a Change Request based upon a change to Applicable Law, except that:

(i)	If mutually agreed upon by the parties in writing, J.P. Morgan shall be entitled to charge the Customer for any changes to software that has been developed or customized for the Customer; and

(ii)	If mutually agreed upon by the parties in writing, J.P. Morgan shall be entitled to charge the Customer for any changes required as a result of the change in Applicable Law affecting the Customer in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

(d)	The parties agree that subject to the terms of this Agreement (including for the avoidance of doubt this Section 2.6) additional entities may become party to this Agreement by signing a joinder to this Agreement in the form set forth in Annex II.

2.7.	Report Corrections.

J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of the Customer shall be subject to the NAV correction policy and procedures attached to this Agreement as Appendix A to Schedule 1 of this Agreement.

3.	INSTRUCTIONS

3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer is solely responsible for the accuracy and completeness of Instructions, their proper delivery to J.P. Morgan, for updating such Instructions as may be necessary to ensure continued accuracy and completeness, and for monitoring their status. J.P. Morgan will not be responsible for any Liabilities resulting from the Customer’s failure to perform these responsibilities. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction, except to the extent that such Liabilities are caused by the fraud, negligence or willful misconduct of the J.P. Morgan Indemnitees in the manner in which it carries out the Instruction.

(b)	To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan.

(c)	J.P. Morgan shall promptly notify an Authorized Person, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive missing information, clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive such missing information, clarification or confirmation satisfactory to it.

3.2.	Verification and Security Procedure.

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedure to permit J.P. Morgan to verify the authenticity of Instructions.

(b)	The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, instructions. The Customer shall promptly notify J.P. Morgan if it does not believe that any relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection constitutes its agreement that it has determined the Security Procedure to be commercially reasonable.

(c)	The Customer and its Authorized Persons are solely responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Customer or its relevant Authorized Person reasonably suspects that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed, known in a manner inconsistent with its purposes or compromised, (ii) the Customer’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Customer or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or products of J.P. Morgan or any third party messaging platform through which the Instructions are transmitted, the Customer shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan.

3.3.	Instructions Contrary to Law/Market Practice/Fund Documents.

J.P. Morgan need not act upon Instructions that it reasonably believes are contrary to Applicable Law, the Governing Documents, the Offering Documents or market practice and will not be responsible for any Liabilities resulting from not acting upon such Instruction. Notwithstanding the foregoing, J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law, the Governing Documents, the Offering Documents or market practice. In the event that J.P. Morgan does not act upon such Instructions, J.P. Morgan will promptly notify the Customer where reasonably practicable.

3.4.	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable thereafter.

3.5.	Electronic Access.

(a)	Access by the Customer to certain systems, applications or products of J.P. Morgan shall be governed by this Agreement and the terms and conditions set forth in Annex III Electronic Access. The Customer and its Authorized Persons shall use User Codes to access J.P. Morgan’s systems, applications or products unless otherwise agreed by J.P. Morgan.

(b)	Each Customer and J.P. Morgan will maintain written cybersecurity policies and procedures which implement commercially reasonable administrative, technical, and physical safeguards that are aligned with industry security standards and that, among other things, protect against anticipated threats or hazards to the security or integrity of their respective systems and data. J.P. Morgan may in its discretion provide training or information on best practices to the Customer from time to time but in so doing it will not be considered a consultant or advisor with respect to cybersecurity.

(c)	Each of the Customer and J.P. Morgan will be responsible for the obtaining, proper functioning, maintenance and security of its own services, software, connectivity and other equipment.

3.6.	Recording of Telephone Communications.

Either party may record any of their telephone communications.

4.	FEES AND EXPENSES OWING TO J.P. MORGAN

4.1.	Fees and Expenses.

(a)	The Customer will pay J.P. Morgan for the Services such fees as may be agreed upon by the parties in writing from time to time, together with J.P. Morgan’s reasonable out-of-pocket expenses or incidental expenses, including, market data charges, pricing vendors charges, and costs incurred by J.P. Morgan in determining the value of assets. In addition to the fees provided for above, the Customer shall be responsible for the payment of all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Customer which are incurred by J.P. Morgan. Upon request by the Customer, J.P. Morgan shall provide the Customer with receipts, invoices or other appropriate written evidence reasonably satisfactory to the Customer confirming any expense for which payment or reimbursement is being sought under this Section.

(b)	J.P. Morgan may make reasonable amendments to the fees at any time (subject to advance notice and Customer agreement) should either (i) the Customer’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop J.P. Morgan’s fee proposal or (ii) the Customer’s service requirements change, or (iii) there is a change in Applicable Law that results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, as set forth in further detail in Section 2.6(c) hereof. If such amendments are mutually satisfactory, the fee schedule will be amended accordingly. For the avoidance of doubt, J.P. Morgan may cease to provide the affected Service if the parties are not able to mutually agree on such amendments.

(c)	Invoices will be payable within sixty (60) days of the date of the invoice. If the Customer disputes an invoice, it shall nevertheless pay, on or before the date that payment is due, such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account except such portion of the invoice that the Customer has objected to in writing within sixty (60) days of the date of invoice (or such other period as the parties may agree in writing). J.P. Morgan agrees that this provision applies to each applicable Customer separately and that under Applicable Law J.P. Morgan may not exercise such rights against the assets of any Customer to satisfy the Liabilities of another Customer. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts except such, portion of the invoice that the Customer has objected to within sixty (60) days following the receipt of the invoice (or such other period as the parties may agree in writing) from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

(d)	All amounts payable to J.P. Morgan under this Agreement shall be paid in immediately available funds in U.S. dollars, without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments. The Customer agrees to indemnify J.P. Morgan on an after-tax basis for the full amount of any taxes, fees, expense assessments or other charges paid by J.P. Morgan and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, relating to or in connection with any amounts payable under this Agreement, whether or not such taxes, fees, expenses, assessments or other charges were correctly or legally asserted. If the Customer shall be required by applicable Law to make any deduction or withholding on account of taxes with respect to any amount payable hereunder, then it shall (i) pay such additional amounts so that the net amount received by J.P. Morgan of such payment is not less than the amount which J.P. Morgan would have received had no such deduction or withholding been made, and (ii) promptly deliver to J.P. Morgan all tax receipts evidencing payment of taxes so deducted, or withheld.

(e)	If J.P. Morgan or any other J.P. Morgan Indemnitee is required by governmental regulation, summons, subpoena or other legal process to produce its documents, or to produce its personnel as witnesses, with respect to any Services provided under this Agreement, the Customer will, so long as such J.P. Morgan Indemnitee is not the subject of the investigation or proceeding in which the information or testimony is sought, reimburse such J.P. Morgan Indemnitee for its professional time and expenses (including counsel fees) incurred in responding to such requests. Nothing in this Section shall be deemed to limit in any manner the indemnification rights of J.P. Morgan Indemnitees provided in this Agreement.

(f)	If Customer requests that J.P. Morgan repeat its performance of any of the Services, other than as a result of an error by J.P. Morgan, then Customer shall compensate J.P. Morgan at the customary hourly rates for the performance of such Service.

(g)	Customer shall compensate J.P. Morgan at its customary hourly rates, for any additional work required to re-process any incorrect or incomplete information, or for remediation efforts needed to correct any error in information, transitioned to it from or at the direction of the Customer, the Investment Advisor or a prior administrator.

5.	ADDITIONAL PROVISIONS

5.1.	Representations of the Customer and J.P. Morgan.

(a)	The Customer represents, warrants and covenants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) there is no material administrative, civil or criminal proceeding pending or, to the knowledge of the Customer, threatened against the Customer or the Investment Adviser, (iv) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan, and (v) no Instruction by the Customer or its Authorized Persons will contravene Applicable Law. J.P. Morgan may rely upon the representations or certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all Liabilities arising directly or indirectly from any such certifications.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement. To the extent permitted by law, J.P. Morgan makes no warranties or representations of any kind, whether express or implied, concerning any of the Reports or the Services.

5.2.	The Customer to Provide Certain Information to J.P. Morgan.

(a)	The Customer shall provide to J.P. Morgan a copy of its Governing Documents and Offering Documents. Customer also shall provide to J.P. Morgan a copy of any proposed amendments to its Governing Documents and Offering Documents a reasonable amount of time prior to such amendment becoming effective. If any such proposed amendment is inconsistent with the terms and conditions of this Agreement, J.P. Morgan shall not be required to act in accordance with the amendment until the Change Control process in Section 2.6 has been completed.

(b)	The Customer will promptly provide J.P. Morgan such other information as J.P. Morgan may reasonably request, including (i) the Customer’s current audited and unaudited financial statements, (ii) any contracts or regulatory documents that relate to the Services, (iii) information about the Customer’s assets.

(c)	J.P. Morgan shall be entitled to rely on information provided by the Customer, the Investment Adviser and other service providers of the Customer or the Investment Adviser, and shall not be required to independently review or validate such information.

5.3.	U.S. Regulatory Disclosure; Certain Information of the Customer.

(a)	Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including, without limitation, the Customer’s name, address and organizational documents (“Identifying Information”). The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by J.P. Morgan.

(b)	The Customer hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, financial assets, or other assets. The Customer shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements. In addition, the Customer agrees that J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements, and that J.P. Morgan shall not be responsible for any Liabilities resulting from or relating to such deferral.

5.4.	Redistribution of Data from Third Parties.

The Reports and other output from the Services provided by J.P. Morgan to the Customer under this Agreement may contain data licensed from Information Providers. Such data is the intellectual property of those Information Providers and is subject to restrictions on use contained in the license agreement between the Information Provider and J.P. Morgan, which J.P. Morgan cannot unilaterally change. J.P. Morgan will notify the Customer of any such restrictions that may affect the Customer’s use of the that data to the extent provided herein, and shall use reasonable efforts to notify the Customer if the Information Provider adds additional restrictions on the use of such data. Customer acknowledges that its continued use of such data as provided herein shall constitute Customer’s acceptance of the revised usage restrictions, provided, however, that any redistribution of such data or information derived therefrom may require a separate license from the relevant Information Providers.

5.5.	Intellectual Property Rights.

(a)	As between the Customer and J.P. Morgan, the Intellectual Property Rights in and to any documentation or other materials provided by the Customer and maintained by J.P. Morgan for the Customer (“Customer Materials”), shall be owned by the Customer and remain subject to the terms and conditions of this Agreement. The Customer grants to J.P. Morgan a non-exclusive, perpetual, royalty free, fully-paid, sublicensable, worldwide right and license to use, adapt, display, modify, merge, reproduce, translate and create derivative works from the Customer Materials as may be necessary or desirable for the performance by J.P. Morgan of its obligations or the exercise of its rights under this Agreement. The Customer represents, warrants and covenants that the Customer Materials and J.P. Morgan’s use thereof shall not infringe upon or otherwise violate the Intellectual Property Rights of any third party; and

(b)	the Intellectual Property Rights in and to any and all of J.P. Morgan’s methodologies, processes, working documents, know-how and techniques of any kind developed, created or used in connection with this Agreement are owned by J.P. Morgan.

5.6.	Insurance.

(a)	The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request.

(b)	J.P. Morgan will maintain insurance protection which is required under Applicable Law or which J.P. Morgan deems advisable (in its sole discretion) to cover its duties and responsibilities generally as a fund administrator under this Agreement.

5.7.	Confidentiality.

(a)	Subject to Section 5.95.7(c) below, J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s business, to enforce the terms of this Agreement or with the consent of the Customer. J.P. Morgan will secure and protect the Confidential Information from unauthorized use or disclosure by using at least the same degree of care as J.P. Morgan employs to avoid unauthorized use of or disclosure of its own confidential information, but in no event less than reasonable care. J.P. Morgan shall use reasonable efforts to ensure that its subcontractors used by J.P. Morgan to provide Services to the Customer are subject to confidentiality obligations with respect to the Confidential Information and that J.P. Morgan affiliates used by J.P. Morgan to provide Services to the Customer have reasonable procedures to keep such Confidential Information in confidence. Confidential Information may not be used by J.P. Morgan or any of J.P. Morgan affiliates, officers, directors, agents, professional advisors, subcontractors and employees, other than for the purposes contemplated by or otherwise permitted by this Agreement or as required by Applicable Law. J.P. Morgan represents that it will not (i) purchase or sell any portfolio securities contained in the Confidential Information on the basis of any information contained in, or as a result of being identified in, Confidential Information; (ii) use the Confidential Information to trade against the Customer or to knowingly engage in any trading practices that are adverse to the Customer; and (iii) not permit any of the Confidential Information to be disclosed to any entity that competes with the Customer, unless otherwise authorized or instructed by the Customer.

(b)	The Customer authorizes J.P. Morgan to use Confidential Information in connection with the provision of services to the Customer, including, without limitation (i) in connection with the administration of the relationship with the Customer, (ii) for any operational, credit or risk management purposes, (iii) for due diligence, verification or sanctions screening purposes or (iv) for the prevention or investigation of crime, fraud or any malpractice, including the prevention of terrorism, money laundering and corruption as well as for tax reporting.

(c)	The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)	any subcontractor, consultant, agent, central counterparty, custodian, depositary, trading venue, service provider or vendor, or any person that J.P. Morgan believes is reasonably required, in connection with J.P. Morgan’s provision of relevant Services under this Agreement;

(ii)	its or its Affiliates’ professional advisors, auditors and public accountants;

(iii)	its branches and J.P. Morgan Affiliates;

(iv)	any proposed assignee of J.P. Morgan’s rights under this Agreement; and

(v)	any revenue authority or any governmental entity in relation to the processing of any tax claim; and

(vi)	any regulatory authority having jurisdiction over the Customer upon the request of such regulator.

(d)	The Confidential Information will remain the property of the Customer. Nothing contained in this Section will be construed as obligating the Customer to disclose its Confidential Information to J.P. Morgan, or as granting to or conferring on J.P. Morgan, expressly or by implication, any rights or license to the Confidential Information of the Customer. Any such obligation or grant will only be as provided by other provisions of this Agreement.

(e)	In the event of a breach or anticipated breach of this Agreement, J.P. Morgan agrees that the Customer shall have the right to seek injunctive relief in any court of competent jurisdiction, without any requirement of posting bond, demonstrating the fact that monetary damages or other relief would not be adequate remedies, and the availability of monetary damages or other relief shall not be asserted as a reason not to grant such injunctive relief.

(f)	To the extent J.P. Morgan is required to disclose Confidential Information by Applicable Law, J.P. Morgan shall where legally permitted to do so and to the extent practicable, give reasonable and prompt advance notice of such disclosure requirement to the Customer.

(g)	Notwithstanding anything to the contrary in Section 5.7.(f), J.P. Morgan may disclose any of the Confidential Information provided by the Customer to any bank regulatory authority having jurisdiction over J.P. Morgan upon the request of the bank regulatory authority without having to provide the Customer with notice of any kind.

(h)	After termination of this Agreement, J.P. Morgan shall, upon the Customer’s written request, promptly discontinue use of all Confidential Information, whether in written, electronic, or other form or media. Notwithstanding the foregoing, J.P. Morgan shall be entitled to use Confidential Information and retain copies of the Confidential Information for the purpose of prosecuting or defending any claims made with regard to this Agreement or complying with J.P. Morgan’s document retention policy, legal orders, or Applicable Laws and regulations.

(h)	Subject to Section 2.4.(b), J.P. Morgan’s obligations under Sections 5.7(a) to (c), (g) and (h) will survive termination or expiration of the Agreement as follows:

(i)	As to any portion of Confidential Information that constitutes a trade secret under Applicable Law, the obligations will continue for as long as such information is deemed a trade secret under Applicable Law; and

(ii)	As to all other Confidential Information belonging to the Customer the obligations will survive for three (3) years after the termination of this Agreement with respect to such Customer.

5.8.	Use of J.P. Morgan’s Name.

The Customer agrees not to use (or permit the use of) J.P. Morgan’s name in any document, publication or publicity material relating to the Customer, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior written consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as administrator to the Customer.

6.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER

6.1.	Standard of Care; Liability.

(a)	J.P. Morgan will perform services under this Agreement (i) with reasonable care , (ii) without negligence, fraud, willful misconduct or willful omission, and at least at the same standard of care as J.P. Morgan provides for itself and/or J.P. Morgan Affiliates with respect to similar services, (iii) in a manner that is reasonably designed to meet J.P. Morgan’s obligations under this Agreement, and (iv) with the level of skill and care which would be expected from a reasonably skilled and experienced professional provider of the Services (“J.P. Morgan’s Standard of Care”).

(b)	Subject to Section 6.2, J.P. Morgan will only be liable for the Customer’s direct Liabilities to the extent they result from the breach of J.P. Morgan’s Standard of Care in performing its duties as set out in this Agreement.

(c)	The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided that the J.P. Morgan Indemnitee has satisfied the J.P. Morgan Standard of Care in connection with the Liabilities in question. J.P. Morgan shall, to the extent practicable, use reasonable care to provide notice to the Customer of the circumstances and all pertinent facts related to a claim for indemnification, it being understood that a failure to notify shall not serve to limit Customer’s obligation to indemnify the J.P. Morgan Indemnitees hereunder.

6.2.	Limitations of J.P. Morgan’s Liability.

(a)	Under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect); (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to J.P. Morgan’s performance or non-performance under this Agreement, or J.P. Morgan’s role as a service provider to the Customer.

(b)	Under no circumstances will J.P. Morgan be liable for (i) any Liabilities suffered by any person as a result of the failure of any of the Dependencies to be met; (ii) the assumptions made by J.P. Morgan in good faith in preparing a Report proving to be incorrect, inaccurate or inapplicable or any assumption which could or should have been made not being made; (iii) any Liabilities arising as a consequence of the Customer using, or providing to any other person to use, any Report or information in or derived from or based on any Report, to make decisions (including Investment Decisions) in respect of the Customer; or (iv) any Liabilities suffered by any person relating to any decisions made by J.P. Morgan in complying with the AML/Sanctions Requirements.

(c)	Notwithstanding any provision herein that may be to the contrary, the maximum aggregate liability of J.P. Morgan and J.P. Morgan Indemnitees in respect of any and all claims of any kind arising out of, in connection with or relating to this Agreement or the provision of the Services, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, in respect of any calendar year, shall not exceed an aggregate amount equal to three times (3x) the total annual administration fee paid by the Customer under this Agreement provided that the liability cap provision of this Subsection 6.2(c) shall not apply to an error by J.P. Morgan in calculating the net asset value of a Customer.

6.3.	Force Majeure.

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will not be liable, however, for any Liabilities of any nature that the Customer or any third party may suffer or incur, caused by an act of God, fire, flood, epidemics, earthquakes or other disasters, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), nationalization, expropriation, legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), theft, cyber-attack, malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), currency re-denominations, currency restrictions, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, power failures or any other cause beyond the reasonable control of J.P. Morgan.

6.4.	J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors (which may be the professional advisors of the Customer or the Investment Adviser) in relation to matters of law, regulation or market practice.

6.5.	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result.

The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may have a material interest in transactions entered into by the Customer or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or J.P. Morgan Affiliates may act as a market maker in the markets in which the Customer participates, provide brokerage services to other customers, act as financial adviser to the issuer of securities in which the Customer invests, act in the same transaction as agent for more than one customer, have a material interest in the issue of securities; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information to the Customer.

7.	TERM AND TERMINATION

7.1.	Term and Termination.

(a)	This Agreement shall be in effect for an initial term of five (5) years from the date of this Agreement (the “Initial Term”). Following the Initial Term, this Agreement shall be in effect until a valid termination notice is given by the Customer or J.P. Morgan upon at least sixty (60) days’ prior notice.

(b)	The Customer may terminate this Agreement at any time during the Initial Term by giving not less than sixty (60) days’ prior written notice to J.P. Morgan and subject to the payment of a termination fee. The termination fee will be (i) twelve (12) times the average monthly fees paid during the twelve (12) months period prior to the Customer’s notice of termination (or since the date on which J.P. Morgan commenced providing services under this Agreement, if such period is less than twelve (12) months), if the Agreement is terminated within the first year of the Initial Term; (ii) six (6) times the average monthly fees paid during the six (6) months period prior to the Customer’s notice of termination, if the Agreement is terminated within the second year of the Initial Term; (iii) three (3) times the average monthly fees paid during the three (3) months period prior to the Customer’s notice of termination, if the Agreement is terminated within the third year of the Initial Term; or (iv) one (1) time the fees paid in the month immediately preceding the Customer’s notice of termination, if the Agreement is terminated within the fourth or fifth years of the Initial Term. In the event of a partial termination of this Agreement, any termination fee will be calculated based only on the average monthly fees of those Customers for which the Agreement has been terminated. The termination fee shall not apply to the termination of this Agreement with respect to a particular Customer in the event such Customer is liquidated or otherwise wound-down. The termination fee shall not apply to any Customer added to this Agreement after the date of execution of this Agreement.

7.2.	Other Grounds for Termination.

(a)	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)	the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within ninety (90) days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach;

(ii)	the other (A) admits in writing its inability or is generally unable to pay its debts as they become due; (B) institutes, consents to or is otherwise subject to the institution of any proceeding under title 11 of the United States Code, as in effect from time to time, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, composition with creditors, wind-down, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors, generally; (C) is subject to an involuntary order for the transfer of all or part of its business by a statutory authority; (D) has any of its issued shares suspended from trading on any exchange on which they are listed (if applicable), or (E) is the subject of a measure similar to any of the foregoing; or

(iii)	the relevant federal or state authority withdrawing its authorization of either party.

(b)	J.P. Morgan may terminate this Agreement by giving not less than sixty (60) days’ prior written notice to the Customer in the event that J.P. Morgan reasonably determines that servicing the Customer raises reputational or regulatory concerns.

(c)	In the event of the termination of the custody agreement between J.P. Morgan and the Customer, J.P. Morgan may terminate this Agreement in whole or in part and cease to provide the Services simultaneously with the transition of the assets of the Customer to a successor custodian.

7.3.	Transition following Termination.

The Customer undertakes to use its best efforts to appoint a new administrative service provider as soon as possible after receiving a notice of termination, provided that if Customer has not transitioned to a new administrative service provider as of the date of termination, J.P. Morgan will continue to provide the Services at the fees agreed upon by the Customer and J.P. Morgan. Customer agrees to pay such reasonable expenses and charges as J.P. Morgan customarily charges in connection with such transition. Subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer a copy of such records and related supporting documentation held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct. J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance.

8.	MISCELLANEOUS

8.1.	Notices.

Notices pursuant to Section 7 shall be sent or served by registered mail, nationally recognized delivery service, courier service or hand delivery to the address of the respective party as set out on Annex I, unless at least two (2) days’ prior written notice of a new address is given to the other party in writing.

8.2.	Successors and Assigns.

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned; except that J.P. Morgan may assign this Agreement without the Customer’s consent (a) to any J.P. Morgan Affiliate or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s fund servicing business.

8.3.	Entire Agreement and Amendments.

This Agreement, including any Schedules, Appendices and Annexes, sets out the entire agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. To the extent inconsistent with this Agreement, J.P. Morgan’s electronic access terms and conditions shall not apply to matters arising under this Agreement. Amendments shall be in writing and signed by both parties.

8.4.	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

8.5.	Severability; Waiver; and Survival.

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

8.6.	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.7.	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

8.8.	Customer by Customer Basis

A copy of the Declaration of Trust of each Impax World Funds Series Trust I and Trust III is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given, and it is expressly agreed, that the obligations under this Agreement of any Customer shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of such Customer personally, but bind only the trust property of such Customer. In the case of each Customer, the execution and delivery of this Agreement on its behalf has been authorized by its trustees, and signed by an authorized officer, in each case acting in such capacity and not individually, and neither such authorization by the trustees nor such execution and delivery shall be deemed to have been made by any of them individually, but shall bind only the trust property of each.

IMPAX ASSET MANAGEMENT LLC for and on behalf of each Customer listed in Annex I		JPMORGAN CHASE BANK, N.A.

By:	/s/ Joseph F. Keefe	By:	/s/ Gregory Cook
Name:	Joseph F. Keefe	Name:	Gregory Cook
Title:	President	Title:	Executive Director

Annex 1

List of Customers

Fund Services Agreement dated September 7, 2023

Name	Entity Type	Jurisdiction	ERISA Benefit Plan Assets (Y/N)	Address for Notices	Customer-specific Services
Impax Large Cap Fund	Mutual Fund	Massachusetts U.S.A	N	30 Penhallow St, Suite 400, Porsmouth, NH 03801	N/A
Impax US Sustainable Economy Fund	Mutual Fund	Massachusetts U.S.A	N	30 Penhallow St, Suite 400, Porsmouth, NH 03801	N/A
Impax Core Bond Fund	Mutual Fund	Massachusetts U.S.A	N	30 Penhallow St, Suite 400, Porsmouth, NH 03801	N/A
Impax High Yield Bond Fund	Mutual Fund	Massachusetts U.S.A	N	30 Penhallow St, Suite 400, Porsmouth, NH 03801	N/A
Impax Sustainable Allocation Fund	Mutual Fund	Massachusetts U.S.A	N	30 Penhallow St, Suite 400, Porsmouth, NH 03801	N/A
Impax Global Sustainable Infrastructure Fund	Mutual Fund	Massachusetts U.S.A	N	30 Penhallow St, Suite 400, Porsmouth, NH 03801	N/A
Impax Global Opportunities Fund	Mutual Fund	Massachusetts U.S.A	N	30 Pen hallow St, Suite 400, Porsmouth, NH 03801	N/A
Impax Global Environmental Markets Fund	Mutual Fund	Massachusetts U.S.A	N	30 Penhallow St, Suite 400, Porsmouth, NH 03801	N/A

Impaxe Ellevate Global Women’s Leadership Fund	Mutual Fund	Massachusetts U.S.A	N	30 Penhallow St, Suite 400, Porsmouth, NH 03801	N/A
Impax International Sustainable Economy Fund	Mutual Fund	Massachusetts U.S.A	N	30 Penhallow St, Suite 400, Porsmouth, NH 03801	N/A
Impax Small Cap Fund	Mutual Fund	Massachusetts U.S.A	N	30 Penhallow St, Suite 400, Porsmouth, NH 03801	N/A

Annex II

Form of Joinder

JOINDER TO FUND SERVICES AGREEMENT

This Joinder (“Joinder”) to the FUND SERVICES AGREEMENT, dated [__________] among each of the Customers listed on Annex I thereto and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), as amended as of the date hereof (the “Agreement”), is made and entered into as of [DATE], between [NEW CUSTOMER] (“New Customer”) and J.P. Morgan.

WITNESSETH:

WHEREAS, the Customer and J.P. Morgan entered into the Agreement;

WHEREAS, New Customer requests that J.P. Morgan provide the Services to New Customer under the terms and conditions set forth in the Agreement; and

WHEREAS, J.P. Morgan agrees to provide the Services pursuant to the terms and conditions set forth in the Agreement in respect of the New Customer.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, defined terms used in this Joinder shall have the meaning ascribed to such terms in the Agreement.

2.	Joinder. New Customer hereby agrees to be subject to and bound by the terms and conditions of the Agreement.

3.	Amendments. The Agreement shall be amended as follows:

(A)	Annex I of the Agreement is hereby amended and restated in its entirety by Annex I hereto.

(B)	Save as amended by this Joinder, the Agreement shall remain in full force and effect.

4.	Representations. Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Joinder, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Joinder.

5.	Entire Agreement. This Joinder and the Agreement and any documents referred to in each of them, constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Joinder are inconsistent with or in conflict with any of the provisions of the Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Joinder shall prevail as between the parties.

6.	Counterparts. This Joinder may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Joinder by executing a counterpart and this Joinder shall not take effect until it has been executed by both parties.

7.	Law and Jurisdiction. This Joinder shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Joinder as of the date first above written.

[Include a separate signature block for each New Customer or one for Investment Manager signing on behalf of each New Customer]		JPMORGAN CHASE BANK, N.A.

By:	/s/ Joseph F. Keefe	By:
Name:	Joseph F. Keefe	Name:
Title:	President	Title:

Annex I

List of Customers

Joinder dated [INSERT DATE OF JOINDER] to Fund Services Agreement dated [INSERT DATE OF FUND SERVICES AGREEMENT]

Name	Entity Type	Jurisdiction	ERISA Benefit Plan Assets (YIN)	Address for Notices	Customer-specific Services

[Note: List of Customers on Joinder should include all current parties to the Fund Services Agreement, along with those added by the Joinder.]

Annex III

Electronic Access

1.	J.P. Morgan may permit the Customer, and its Authorized Persons and other persons designated by the Customer or its Authorized Persons (collectively “Users”), to access certain electronic systems and applications (collectively, the “Products”) and to access or receive Data (as defined below) electronically in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, including suspension or cancelation of any User Codes, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is known or suspected to be at risk. Access to the Products shall be subject to the Security Procedure.

2.	In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Users, provided that such use shall be in accordance with the terms of the Agreement, including this Annex. The Customer will not disclose or distribute (and will cause the Users not to disclose or distribute) to any other party, or allow any other party to access, inspect or copy the Products or any Data, except as reasonably necessary in the course of Customer’s management or administration of the funds or accounts for which services are provided under this Agreement. The Customer acknowledges that elements of the Data, including prices, Corporate Action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3.	The Customer acknowledges that there are security, cyberfraud, corruption, transaction error and access availability risks associated with using open networks such as the internet to access and use the Products, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all systems, software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer and its Users to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.	In cases where J.P. Morgan’s website or the Products are unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Users to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products in the absence of J.P. Morgan’s gross negligence, fraud or willful misconduct.

5.	Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to, and will ensure that its Users are advised of and have consented to, such monitoring, tracking and recording, and J.P. Morgan’s right to disclose data derived from such activity in accordance with the Agreement, including this Annex. J.P. Morgan shall own all right, title and interest in the data reflecting the Customer usage of the Products or J.P. Morgan’s website (including general usage data and aggregated transaction data), provided that J.P. Morgan’s use of such data shall remain, subject to its obligations of confidentiality set forth in this Agreement. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. The Customer hereby expressly consents, and will ensure that its Users are advised of and have consented to, J.P. Morgan’s collection, storage, use and transfer (including to or through jurisdictions that do not provide the same statutory protection as the originating jurisdictions(s)) of their personal data. Any personal data collected through, or in connection with, the Customer’s use of the Products shall be subject to J.P. Morgan’s Privacy Policy (available at: https://www.jpmorgan.com/global/privacy) and Cookies Policy (available at: https://www.jpmorgan.com/global/cookies), each as updated from time to time and incorporated herein by reference.

6.	The Customer shall not knowingly upload, post or transmit to or distribute or otherwise publish through the Products or J.P. Morgan’s web site any materials which (i) restrict or inhibit any other user from using and enjoying the Products or the website, (ii) are defamatory, offensive, explicit, or indecent, (iii) infringe the rights of third parties including intellectual property rights, (iv) contain a virus, Trojan horse, worm, time bomb, cancelbot or other harmful component, or (v) constitute or contain false or misleading information.

7.	The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its Users upon written request. The Customer shall not access, and shall not permit its Users to access, the service from any jurisdiction which J.P. Morgan informs the Customer, or which the Customer has actual knowledge, that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the Users, the Customer shall obtain from User all necessary consents to enable J.P. Morgan to process data concerning that User for the purposes of providing the Products.

8.	The Customer will be subject to and shall comply with Applicable Law with regard to its use of the Products, including Applicable Law concerning restricting collection, use, disclosure, processing and free movement of the Data.

9.	The Customer shall be responsible for the compliance of its Users with the terms of this Annex.

Schedule 1
Services

Scope of Service

Fund Accounting

Transaction Processing

●	Accounting Basis: Books and records maintained in alignment with fund domiciled GAAP and client instruction
●	Portfolio trades processing — market standard automated trade files
●	Corporate Actions processing including taxability reprocessing upon issuance of US tax treatment
●	Portfolio Income Recognition
●	Capital Stock Processing
●	Foreign Capital Gains Tax
●	Tax Reclaim

Reconciliations

●	Securities Reconciliations
●	Cash Reconciliations
●	Transfer Agent Reconciliation

Net Asset Value (NAV) Calculation and Dissemination

●	Asset pricing
●	Fund NAV valuation points
●	Single Net Asset Value (NAV) per fund class per day
●	Money Market Funds (if applicable)
○	Support of constant and floating NAVs
○	Mark to market ‘shadow NAV’ and reconciliation to amortized cost valuation (2a-7 pricing)
○	Money market yield calculations and risk metrics e.g., WAM, WAL
●	NAV Dissemination
○	Release of NAV to TA, client or third parties at agreed upon timeframes

Fund Accounting Calculations and Reporting

●	Yield Calculations — support SEC yield calculation (7-day, 30 day, subsidized, unsubsidized)
●	Reporting
○	Self-service of standard VPR/JPM Access reporting suite
○	ASC 820 — Fair Value Measurements
○	Audit Support: Including continuous procedures utilizing extract files

Fund Event Activity Processing

●	Asset Transfers — In Kinds, fund mergers
●	Fund/Class launches and closures
●	Sub advisor changes
●	Complex fund events may require additional fees

Complex Asset Servicing

●	OTC Valuation & Processing
○	Trade receipt and reflection of OTC derivative trade instructions
○	Valuation

●	Sourcing of independent valuations from approved vendors
●	Sourcing of non-independent valuations from fund manager/client/counterparty
●	Valuation validation including day-on-day tolerance checks

●	Independent annual review of asset and valuation methodology

●	Reconciliation

●	Reconciliation of positions to fund manager/client and clearing broker

●	Reconciliation of positions and valuations to counterparty for independently valued instruments

●	Cash break management in relation to the accounting ledger

○	Calculation of cash flow events for supported instruments or receipt of cash events for non-supported instruments

●	CFD Processing
○	Trade receipt and reflection of CFD trade instructions

○	Processing of financing, resets, corporate actions, dividends and accruals into accounting system

●	Reconciliation of positions, market price/value, dividends, financing and cash balances to prime brokers

●	Cash break management in relation to the accounting ledger

●	Bank Loan Processing
○	Establish and maintain bank loan facility and contract information

○	Process transactions and lifecycle events from settlement documents and funding memos

○	Perform monthly position reconciliation between the loan system and agent bank notices

○	Perform reconciliation of cash balances reflected in the loan system to the bank account

○	Independent valuation of the syndicated bank loan portfolio and Manager sourced prices/valuations/write-downs applied for bilateral loans

Treasury Services

Expenses

●	Fund Expense Budgeting

●	Invoice Processing

●	Expense Calculations — e.g., management fee, fee waivers, expense cap and basis point analysis

Distributions and Related Reporting

●	Distribution calculations including Income forecasting and Expense Projections
●	Form 10-99 DIV Reporting
●	Preparation of ICI Primary/Secondary/NRA to support tax characterization of distributions

Fund Performance

●	Calculate and provide NAV total return performance across standard time periods
●	Gross of fee and unsubsidized yield reporting (without waivers)
●	Net and Gross Return

Survey Reporting — standard ICI, Morningstar, Lipper, Imoneynet

●	Additional surveys may require fees

Reporting Support

●	Provision of data to support Regulatory Filings including Form 13F Reporting, and 13G Reporting
●	Provision of data and filing Form 24F-2 Reporting
●	Preparation and dissemination of vendor/trustee 1099-Misc Forms annually
●	Calculation of data to support Financial Statements (Portfolio Turnover and Expense Ratios)
●	Provision of data to support Prospectus and SAI updates
●	Customized reporting requires additional fees

Financial and Regulatory Reporting

Financial Statements

●	Preparation of financial statements in standard JP Morgan format including Schedule/Portfolio of Investments

●	Production of stylized, print ready financial statements with publishing capabilities

●	Use of Snippets for the notes to financial statements

●	Coordinate audit process and planning timetable

●	Preparation of extended trial balance and working papers in JPM standard format

Regulatory Filings and Reporting

●	Preparation and coordination of the annual and semi-annual report EDGAR filing version for Forms N-CSR and N-CSRS

●	Preparation and filing of Form N-CEN

●	Preparation and filing of Form N-PORT

Appendix A to Schedule 1

NET ASSET VALUE ERROR CORRECTION POLICY & PROCEDURES

1.	Definitions

The following terms shall have the meaning hereinafter stated:

“Fund” means an investment fund for which J.P. Morgan provides NAV calculation services under the Agreement.

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Unitholders effecting transactions suffer a corresponding loss (a “Unitholder Loss”).

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Unitholders effecting transactions received a corresponding benefit.

“NAV” shall mean the net value of a Fund’s assets and liabilities.

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least USD 0.010 (one cent) per Unit. This computation is based upon the actual difference and is not based upon any rounding of the NAV.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Net Fund Loss (Benefit) Amount” means an amount equal to the difference between (i) the aggregate amount of Fund Losses less (ii) the aggregate amount of Fund Benefits arising out of a given NAV Error. This amount shall be a “Net Fund Loss Amount” when a positive number and a “Net Fund Benefit Amount” when a negative number.

“Per Unit NAV” shall mean the result obtained by dividing a Fund’s NAV by the number of existing Units of the Fund. In determining Unit value, fractions will be taken to two or four decimal places, as agreed upon with the Customer. Unit value shall be determined as of each valuation date before taking into account additions to and withdrawals from the Fund occurring as of such valuation date.

“Per Unit NAV Error” is the difference between the originally computed per Unit NAV, and the amount that would have been computed had the errors not occurred.

“Unitholder” means a holder of one or more Units.

“Units” means the units or shares issued by the Fund.

The term “responsible person” means one or more persons who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	General Principles

J.P. Morgan shall not be liable for any Unitholder Loss, Fund Loss or Net Fund Loss Amount in the absence of J.P. Morgan’s negligence. J.P. Morgan shall not be liable for (i) the accuracy or completeness of any information provided to J.P. Morgan by the Investment Adviser or any Information Provider, (ii) values stated by the trustee of any group trust, including common and collective funds (each, a “Group Trust”), which shall be reported at the value stated by the trustee of the Group Trust (other than when J.P. Morgan is the trustee), (iii) the net asset value or other unit or share value as announced by any limited partnership, limited liability company, investment company, or other fund or its operator, (iv) any redemption fees, surrender charges or similar fees or charges imposed on any investment held by the Fund; or (v) NAV errors, as described in Section 3(a) below.

3.	Error Correction Procedures

The following procedures will be utilized by J.P. Morgan with respect to NAV error corrections:

(a)	If the error in the computation of the net asset value is less than USD 0.010 (one cent) per Unit, no action shall be taken.

(b)	If a Per Unit NAV Error is less than ½ of 1% (one half of one percent) of the originally computed Per Unit NAV, J.P. Morgan, on behalf of the Fund, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a Net Fund Loss Amount, the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons. If the Fund had a Net Fund Benefit Amount, no action needs to be taken; however, such Net Fund Benefit Amount should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)	If the Per Unit NAV Error equals or exceeds ½ of 1% (one half of one percent) of the originally computed Per Unit NAV, 1) account adjustments should be made to compensate Unitholders for Unitholder Losses, and 2) the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons for Fund Losses.

(i)	With respect to individual Unitholder Losses, the Customer will be responsible for causing the Fund (or responsible party) to pay to individual Unitholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Unitholder account as of the date of the NAV Error, for additional Units. Nevertheless, no correction of a given individual Unitholder account shall be made unless the applicable Unitholder Loss for such Unitholder equals or exceeds a de minimis amount of USD 25 (twenty-five dollars).

(ii)	With respect to Fund Losses, the Customer will be responsible for causing either the responsible person or persons or the individual Unitholders to reimburse the Fund for the amount of the Fund Losses. (Note that there is no netting of Fund Losses (as described in (b) above) where the error equals or exceeds ½ of 1% (one half of one percent) of NAV, to the extent benefits were paid out by the Fund to Unitholders as account adjustments).

(d)	In the case of an NAV Error that fluctuates above and below ½ of 1% (one half of one percent), individual Unitholder adjustments should be effected for those days where the NAV Error was equal to or exceeded ½ of 1% (one half of one percent). With respect to the remaining days, the Fund level process described above in Section 3(a) above shall apply.

(e)	If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.

(f)	In cases where an NAV Error (as described in (c) above) has occurred, the Customer, upon J.P. Morgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Unitholder’s Units upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from an NAV Error for which J.P. Morgan is a responsible person, J.P. Morgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)	In cases where J.P. Morgan is not the responsible person with regard to an NAV Error, J.P. Morgan shall be entitled to reasonable compensation from the Customer or the Fund for the work it performs with respect to the remediation of the NAV Error.

In cases where J.P. Morgan is a responsible person with regard to an NAV Error, but not the sole responsible person, the Customer or the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss, Net Fund Loss Amount or Unitholder Loss, as applicable.